Exhibit 5.1

16 April 2026	Our Ref: ME/kg/151627

MeiraGTx Holdings plc
c/o Walkers Corporate Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008

Cayman Islands

Dear Addressee

MeiraGTx Holdings plc

We have been asked to provide this legal opinion to you with regards to the laws of the Cayman Islands in connection with the registration by MeiraGTx Holdings plc (the “Company”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of 11,111,111 ordinary shares in each case with a par value of US$0.00003881 per share in the capital of the Company (the “Shares”), such Shares to be issued pursuant to the Documents (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Shares, as contemplated by the Documents, have been duly authorised by all necessary corporate action of the Company. Upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and in the manner contemplated by the Documents, the Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof in respect of the Shares by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

The foregoing opinion is given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents (as defined in Schedule 1) are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles of Association reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Shares.

3.	Each Document and the documents or agreements referred to therein will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of Shares and Preferred Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms.

4.	The Company will offer, issue and sell the Shares in the manner contemplated by the Registration Statement (as defined in Schedule 1) and the documents or agreements referred to therein and otherwise in compliance with all applicable United States federal and state securities laws.

5.	The Company Records (as defined in Schedule 1) are complete and accurate and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.

6.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.

7.	The Company will receive consideration in money or money’s worth for each Share when issued, such price in any event not being less than the stated par or nominal value of each Share.

8.	On the date of issuance of the Shares, the Company has sufficient authorised and unissued share capital.

9.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed, and, adopted at duly convened meetings of the Pricing Committee of the Company and such meetings were held and conducted in accordance with the Memorandum and Articles, as applicable.

10.	The Documents (as applicable) are within the capacity and power of, and has been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

11.	The Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

12.	All preconditions to the issue of the Shares under the terms of the Underwriting Agreement (as defined in Schedule 1) will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Underwriting Agreement.

13.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

14.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Walkers

Walkers (Cayman) LLP

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation of the Company dated 1 May 2018, the Amended and Restated Memorandum and Articles of Association of the Company dated 19 June 2019 (the “Memorandum and Articles of Association”) and each of the Register of Directors, Register of Officers and Register of Mortgages and Charges of the Company (together, the “Company Records”).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 16 April 2026.

3.	A Certificate of Good Standing dated 15 April 2026 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

4.	Copies of the executed written resolutions of the Board of Directors of the Company dated 15 April 2026 and minutes of the Pricing Committee of the Company dated 16 April 2026 setting out the resolutions adopted at such meeting (altogether, the “Resolutions”).

5.	Copies of the following documents (the “Documents”):

(a)	the Registration Statement on Form S-3, filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on 21 December 2023 containing a base prospectus dated 29 December 2023, a prospectus supplement dated and filed by the Company with the SEC on 16 April 2026, each to register the Shares under the Securities Act, including the documents incorporated by reference (collectively, the “Registration Statement”); and

(b)	an Underwriting Agreement, dated 16 April 2026, amongst the Company, BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named in the agreement (the “Underwriting Agreement”).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com